EXHIBIT 99.1

BJ’s Restaurants, Inc. Appoints Christopher W. Brandt and James D. White to its Board of Directors

HUNTINGTON BEACH, Calif., Sept. 09, 2026 (GLOBE NEWSWIRE) -- BJ’s Restaurants, Inc. (NASDAQ: BJRI) today announced the appointment of Christopher W. Brandt and James D. White to the Company’s Board of Directors as independent directors, effective September 3, 2026. Mr. Brandt will serve as a member of the Governance and Nominating Committee, and Mr. White will serve as a member of the Compensation Committee of the Board. The appointment of Messers. Brandt and White brings the total number of the Company’s board members to ten.

Mr. Brandt is an experienced business leader and former senior executive of Chipotle Mexican Grill, where he served as President, Chief Brand Officer, and Chief Marketing Officer from 2018 to 2026. Prior to joining Chipotle, Mr. Brandt was the Executive Vice President and Chief Brand Officer at Bloomin’ Brands, Inc. from 2016 to 2018. He served as Chief Brand Officer/Chief Marketing Officer for Taco Bell, a subsidiary of Yum! Brands, Inc., from 2013 to 2016, and as Senior Director and Vice President of Marketing for Taco Bell from 2010 to 2013. Previously, he also held marketing leadership roles at Odwalla, Inc./The Coca-Cola Company and General Mills, Inc. Mr. Brandt currently serves on the boards of The Hershey Company and Wawa, Inc.

Mr. White is an experienced public company director and chief executive officer, who previously served as Chair, President and Chief Executive Officer of Jamba Juice, from 2008 to 2016. Prior to joining Jamba Juice, Mr. White held senior executive positions at Safeway Stores, Gillette and Nestlé-Purina PetCare. In 2020, Mr. White co-founded JDWhite Design Labs, through which he advises chief executive officers and executive leaders on organizational purpose and design. Mr. White currently serves on the boards of CAVA Group, Inc., The Simply Good Foods Company, and The Honest Company, where he serves as Board Chair. He also served on the board of Panera Bread Company.

“We are pleased to welcome Chris and James to our Board of Directors,” said Lyle Tick, Chief Executive Officer and President. “Chris brings deep brand and marketing experience from some of the most recognizable names in restaurants, and James brings a strong track record as both an operator and public company director. Their combined expertise adds real depth to our Board as we continue building the foundation for durable, sustainable growth at BJ’s. We are confident their perspectives will help us deliver long-term value for our shareholders.”

About BJ’s Restaurants, Inc.

Founded in 1978, BJ's Restaurants, Inc. is a national casual dining brand with deep brewhouse roots delivering premium food and memorable experiences. With more than 200 restaurants across 31 states, BJ's brings guests together to celebrate life's everyday moments over chef-crafted food, award-winning house crafted beer and genuine hospitality in a fresh atmosphere. With signature deep-dish pizzas, the often imitated but never replicated world-famous Pizzonia® dessert, pours and more, BJ's offers something for every taste and every occasion. A pioneer in craft brewing, BJ's is the most decorated restaurant-brewery in the country, earning over 270 medals since 1996, including the 2025 Questex Vibe Vista Award for Best Beer Program and top rankings across multiple categories at the 2026 World Beer Cup and North American Beer Awards. Whether gathering with family for a weeknight dinner, catching the game with friends or raising a glass to life's biggest milestones, BJ's is where moments turn into lasting memories. To learn more, visit www.bjsrestaurants.com or follow @bjsrestaurants on Instagram, Facebook and X.

For further information, please contact ICR at (332) 242-4370 or at InvestorRelations@BJRI.com.